TriplePoint Venture Growth BDC Corp. Announces Fourth Quarter and Fiscal Year 2019 Financial Results Earned Net Investment Income of $11.1 million, or $0.45 Per Share, During the Fourth Quarter Record Investment Fundings and Portfolio Growth in Fiscal Year 2019 DECLARES FIRST QUARTER 2020 DISTRIBUTION OF $0.36 PER SHARE Menlo Park, Calif., March 4, 2020 — TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company,” "TPVG," “we,” “us,” or “our”), the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in technology and other high growth industries, today announced its financial results for the fourth quarter and year ended December 31, 2019 and the declaration by its Board of Directors of first quarter 2020 distribution of $0.36 per share. Fourth Quarter 2019 Highlights . Signed $114.1 million of term sheets with venture growth stage companies at TriplePoint Capital LLC (“TPC”), and TPVG closed $129.1 million of new debt commitments to venture growth stage companies; . Earned net investment income of $11.1 million, or $0.45 per share; . Funded $170.9 million in debt investments to 16 portfolio companies with a 13.5% weighted average annualized portfolio yield at origination; . Grew the investment portfolio to a record level of $660.7 million at cost as of December 31, 2019; . Received $31.0 million of principal prepayments and $7.0 million of scheduled amortization and repayments; . Achieved a 15.3% weighted average annualized portfolio yield on total debt investments for the quarter, including the impact of prepayments; . Realized a 12.9% return on average equity, based on net investment income during the quarter; . Realized $1.3 million of equity gains from the sale of shares of Farfetch UK Ltd.; . Generated a net increase in net assets of $5.6 million, or $0.23 per share; . Net asset value of $332.5 million, or $13.34 per share, at December 31, 2019; . Ended the quarter with a 1.01x leverage ratio; and . Declared a first quarter distribution of $0.36 per share, payable on March 30, 2020; bringing total declared distributions to $8.88 per share since the Company’s initial public offering. Fiscal Year 2019 Highlights . Signed $869.1 million of term sheets with venture growth stage companies at TPC, and TPVG closed $507.4 million of new debt commitments to venture growth stage companies; . Funded a record $418.1 million in debt investments to 33 portfolio companies, an increase of 58% over 2018; . Added 18 new portfolio companies during the year; . Grew the investment portfolio to $660.7 million, an increase of 45% over 2018; . Achieved a 15.0% weighted average annualized portfolio yield on total debt investments for the year including the impact of prepayments; . Earned net investment income of $38.3 million, or $1.54 per share; . Increased funding capacity under the Company’s revolving credit facility to $300.0 million; . Announced that TPVG received an investment grade rating of BBB from DBRS, Inc.; . Paid distributions of $1.44 per share; and . Ended the year with estimated spillover income of $7.3 million, or $0.29 per share. “We are pleased with the strong portfolio growth and overall pipeline activity during 2019, as we experienced strong deal flow from long-standing relationships with our select group of venture capital investors,” said Jim Labe, chairman and chief executive officer of TPVG, adding “We are pleased to report a record in annual originations and overall portfolio size as we continue to focus on quality portfolio growth and diversification.” 1

TRIPLEPOINT VENTURE GROWTH

"We achieved our target leverage ratio during the quarter and strengthened our liquidity by completing an accretive common stock equity offering right after the end of the year," said Sajal Srivastava, president and chief investment officer of the Company. "This additional liquidity along with our plans to take advantage of our investment grade credit rating to increase our leverage will support the funding of our high-quality pipeline of venture growth stage opportunities."

PORTFOLIO AND INVESTMENT ACTIVITY

During the fourth quarter of 2019, the Company entered into $129.1 million of new debt commitments with ten companies, funded debt investments totaling $170.9 million to 16 companies, acquired warrants valued at $3.0 million in 15 companies and made an equity investment totaling $0.2 million in one company. Debt investments funded during the quarter carried a weighted average annualized portfolio yield of 13.5% at origination. During the quarter, the Company had $31.0 million of principal prepayments and scheduled principal amortization and repayments of $7.0 million. The weighted average annualized portfolio yield on total debt investments for the fourth quarter was 15.3%, including the impact of prepayments. The Company calculates weighted average portfolio yield as the annualized rate of the interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio at the beginning of each month in the period.[1]

As of December 31, 2019, the Company held 102 debt investments with 38 companies and 85 warrant and equity investments in 78 companies. The total cost and fair value of these investments were $660.7 million and $653.1 million, respectively.

Total portfolio investment activity for each of the three months and years ended December 31, 2019 and 2018 was as follows:

	For the Three Months Ended December 31,		For the Year Ended December 31,	
(in thousands)	**2019**	**2018**	**2019**	**2018**
Beginning portfolio at fair value	$ 526,001	$ 351,315	$ 433,417	$ 372,103
New debt investments, net [(1)]	165,816	117,510	407,582	257,850
Scheduled principal payments from debt investments	(6,969)	(7,259)	(37,490)	(25,567)
Early principal payments, repayments and recoveries	(31,015)	(31,397)	(164,118)	(185,735)
Accretion of debt investment fees	2,002	1,623	9,502	9,444
Payment-in-kind coupon	850	857	2,477	2,808
New warrant investments	3,118	1,899	6,585	4,669
New equity investments	180	-	3,342	1,000
Proceeds and dispositions of investments	(1,392)	(222)	(1,673)	(4,775)
Net realized (losses) gains	1,226	(8)	(621)	1,715
Net unrealized gains (losses) on investments	(6,688)	(901)	(5,874)	(95)
Ending portfolio at fair value	**$ 653,129**	**$ 433,417**	**$ 653,129**	**$ 433,417**

(1) Debt balance is net of fees and discounts applied to the loan at origination.

SIGNED TERM SHEETS

During the fourth quarter of 2019, TPC entered into $114.1 million of non-binding term sheets to venture growth stage companies. These opportunities are subject to underwriting conditions including, but not limited to, the completion of due diligence, negotiation of definitive documentation and investment committee approval, as well as compliance with TPC's allocation policy. Accordingly, there is no assurance that any or all of these transactions will be completed or assigned to the Company.

UNFUNDED COMMITMENTS

As of December 31, 2019, the Company's unfunded commitments totaled $226.1 million, of which $36.0 million is dependent upon portfolio companies reaching certain milestones. Of the $226.1 million of unfunded commitments, $188.1 million will expire during

[1] The Company's weighted average annualized portfolio yield on debt investments may be higher than an investor's yield on an investment in shares of its common stock. The weighted average annualized portfolio yield on debt investments does not reflect operating expenses that may be incurred by the Company. In addition, the Company's weighted average annualized portfolio yield on debt investments disclosed above does not consider the effect of any sales commissions or charges that may be incurred in connection with the sale of shares of its common stock.

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2020 and $38.0 million will expire during 2021, if not drawn prior to expiration. Since these commitments may expire without being drawn, unfunded commitments do not necessarily represent future cash requirements or future earning assets for the Company. RESULTS OF OPERATIONS Total investment and other income was $21.3 million for the fourth quarter of 2019, representing a weighted average annualized portfolio yield of 15.3% on total debt investments, as compared to $17.8 million and 18.0% for the fourth quarter of 2018. The increase in investment income was driven by a higher average portfolio balance between periods and an increase in prepayment and other income. For the year ended December 31, 2019, the Company’s total investment and other income was $73.4 million, as compared to $64.6 million for the year ended December 31, 2018, representing a weighted average annualized portfolio yield on total debt investments of 15.0% and 17.1%, respectively. Operating expenses for the fourth quarter of 2019 were $10.2 million as compared to $7.6 million for the fourth quarter of 2018. Operating expenses for the fourth quarter of 2019 consisted of $4.0 million of interest expense and amortization of deferred credit facility costs, $2.5 million of base management fees, $1.4 million of income incentive fees, $0.5 million of administration agreement expenses and $1.8 million of general and administrative expenses. Operating expenses for the fourth quarter of 2018 consisted of $1.9 million of interest expense and amortization of deferred credit facility costs, $1.7 million of base management fees, $2.6 million of income incentive fees, $0.4 million of administration agreement expenses and $1.0 million of general and administrative expenses. The Company’s total operating expenses were $35.1 million and $29.7 million for the years ended December 31, 2019 and 2018, respectively. For the fourth quarter of 2019, the Company recorded net investment income of $11.1 million, or $0.45 per share, as compared to $10.2 million, or $0.41 per share, for the fourth quarter of 2018. The increase between periods was driven by a higher average portfolio balance between periods and the impact of the total return provision under the income component of our incentive fee structure. For the year ended December 31, 2019, our income incentive fee was reduced by $1.2 million due to the total return requirement under the income component of our incentive fee structure, which resulted in an increase of approximately $1.2 million or, $0.05 per share, in net investment income. Net investment income for the year ended December 31, 2019 was $38.3 million, or $1.54 per share, compared to $35.0 million, or $1.71 per share, during the year ended December 31, 2018. During the fourth quarter of 2019, the Company recorded $1.2 million, or $0.05 per share, of net realized gains on investments, compared to net realized losses on investments of $17,000, or $0.00 per share, for the fourth quarter of 2018. Net unrealized losses on investments for the fourth quarter of 2019 were $6.7 million, or $0.27 per share, resulting primarily from market-price related changes in two of TPVG’s publicly-traded equity and warrant investments, the reversal and recognition of previously recorded net unrealized gains into income or realized gains, and credit-related adjustments affecting fair value estimates on the portfolio, as compared to net unrealized losses on investments of $0.9 million, or $0.04 per share, for the fourth quarter of 2018. The Company’s net realized and unrealized losses totaled $6.5 million for the year ended December 31, 2019. The Company’s net realized and unrealized gains totaled $1.6 million for the year ended December 31, 2018. The Company’s net increase in net assets resulting from operations for the fourth quarter of 2019 was $5.6 million, or $0.23 per share, as compared to a net increase in net assets resulting from operations of $9.3 million, or $0.38 per share, for the fourth quarter of 2018. For the year ended December 31, 2019, the Company’s net increase in net assets resulting from operations was $31.8 million, or $1.28 per share, as compared to a $36.6 million, or $1.78 per share, for the year ended December 31, 2018. CREDIT QUALITY The Company maintains a credit watch list with portfolio companies placed into one of five categories, with Clear, or 1, being the highest rating and Red, or 5, being the lowest. Generally, all new loans receive an initial grade of White, or 2, unless the portfolio company’s credit quality meets the characteristics of another risk category. As of December 31, 2019, the weighted average investment ranking of the Company’s debt investment portfolio was 1.94, as compared to 1.97 at the end of the prior quarter. During the quarter ended December 31, 2019, portfolio company credit category changes consisted of the following: three portfolio companies were upgraded from White (2) to Clear (1); one portfolio company was downgraded from White (2) to Yellow (3); and one portfolio company was downgraded from Orange (4) to Red (5). Additional information regarding our credit rating methodology is detailed in our Form 10-K for the year ended December 31, 2019. 3

The following table shows the credit rankings for the Company's debt investments at fair value as of December 31, 2019 and September 30, 2019.

Category (dollars in thousands)	As of December 31, 2019 Fair Value	% of Debt Investment Portfolio	# of Portfolio Companies	As of September 30, 2019 Fair Value	% of Debt Investment Portfolio	# of Portfolio Companies
Clear (1)	$ 121,866	20.2 %	8	$ 92,778	19.4 %	6
White (2)	425,016	70.3	23	336,884	70.5	17
Yellow (3)	31,103	5.1	3	20,870	4.4	2
Orange (4)	22,956	3.8	1	24,598	5.1	2
Red (5)	3,577	0.6	3	2,658	0.6	2
Total debt investments	**$ 604,518**	**100.0 %**	**38**	**$ 477,788**	**100.0 %**	**29**

NET ASSET VALUE

As of December 31, 2019, the Company's net assets were $332.5 million, or $13.34 per share, as compared to $335.4 million, or $13.47 per share, as of September 30, 2019.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2019, the Company had total liquidity of $64.1 million, consisting of cash of $26.4 million and available capacity under its revolving credit facility of $37.7 million, subject to existing advance rates, terms and covenants. The Company ended the quarter with a 1.01x leverage ratio.

DISTRIBUTION

On February 28, 2020, the Company's board of directors declared a quarterly distribution of $0.36 per share for the first quarter of 2020, payable on March 30, 2020 to stockholders of record as of March 16, 2020.

SUBSEQUENT EVENTS

Since December 31, 2019:

- The Company closed $96.2 million of additional debt commitments;
- TPC's direct originations platform entered into $93.5 million of additional non-binding signed term sheets with venture growth stage companies.
- The Company funded $41.5 million in new investments;
- TPVG portfolio company Casper Sleep, Inc. completed a $100 million initial public offering; and
- The Company completed an underwritten offering of 5 million shares of common stock, at a public offering price of $14.08 per share. In connection with the offering, the Company granted the underwriters an option to purchase up to an additional 750,000 shares of its common stock. The initial offering closed on January 13, 2020, and the Company received net proceeds of approximately $68.3 million from the sale of the shares, after deducting the underwriting discounts and commissions. On January 17, 2020, the Company received an additional $10.2 million as a result of the underwriters' full exercise of their option to purchase the additional 750,000 shares, resulting in aggregate net proceeds of $78.5 million after deducting the underwriting discounts and commissions.

CONFERENCE CALL

The Company will host a conference call at 5:00 p.m. Eastern Time today, March 4, 2020, to discuss its financial results for the fourth quarter and fiscal year ended December 31, 2019. To listen to the call, investors and analysts should dial 1 (844) 826-3038 (domestic) or 1 (412) 317-5184 (international) and ask to join the TriplePoint Venture Growth BDC Corp. call. Please dial in at least five minutes before the scheduled start time. A replay of the call will be available through April 5, 2020, by dialing 1 (877) 344-7529 (domestic) or 1 (412) 317-0088 (international) and entering conference ID 10139731. The conference call will also be available via a live audio

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webcast in the investor relations section of the Company’s website, http://www.tpvg.com. An online archive of the webcast will be available on the Company’s website for 30 days after the call. ABOUT TRIPLEPOINT VENTURE GROWTH BDC CORP. The Company was formed to expand the venture growth stage business segment of TriplePoint Capital LLC, the leading global provider of financing across all stages of development to technology, life sciences and other high growth companies backed by a select group of venture capital firms. The Company’s investment objective is to maximize its total return to stockholders primarily in the form of current income and, to a lesser extent, capital appreciation by lending primarily with warrants to venture growth stage companies. The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. More information is available at http://www.tpvg.com. FORWARD-LOOKING STATEMENTS Certain statements contained in this press release constitute forward-looking statements. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company's control. Words such as "anticipates," "expects," "intends," "plans," "will," "may," "continue," "believes," "seeks," "estimates," "would," "could," "should," "targets," "projects," and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. INVESTOR RELATIONS AND MEDIA CONTACT Abernathy MacGregor Group Alan Oshiki / Barry Hutton 212-371-5999|415-926-7961 aho@abmac.com|brh@abmac.com 5

TriplePoint Venture Growth BDC Corp. Consolidated Statements of Assets and Liabilities (in thousands, except per share data) December 31, 2019 December 31, 2018 Assets Investments at fair value (amortized cost of $660,675 and $435,084, respectively) $ 653,129 $ 433,417 Short-term investments at fair value (cost of $0 and $19,999, respectively) - 19,999 Cash 20,285 3,382 Restricted cash 6,156 6,567 Deferred credit facility costs 1,603 1,179 Prepaid expenses and other assets 2,975 2,510 Total assets $ 684,148 $ 467,054 Liabilities Revolving credit facility $ 262,300 $ 23,000 2022 Notes (net of deferred financing costs of $1,296 and $1,807, respectively) 73,454 72,943 Payable for U.S. Treasury Bill assets - 19,999 Other accrued expenses and liabilities 15,888 16,581 Total liabilities $ 351,642 $ 132,523 Net assets Preferred stock, par value $0.01 per share (50,000 shares authorized; no shares issued and outstanding, respectively) $ - $ - Common stock, par value $0.01 per share (450,000 shares authorized; 24,923 and 24,780 shares issued and outstanding, respectively) 249 248 Paid-in capital in excess of par value 333,052 331,329 Total distributable earnings (loss) (795) 2,954 Total net assets $ 332,506 $ 334,531 Total liabilities and net assets $ 684,148 $ 467,054 Net asset value per share $ 13.34 $ 13.50 6

TriplePoint Venture Growth BDC Corp. Consolidated Statements of Operations (in thousands, except per share data) For the Three Months Ended December 31, For the Year Ended December 31, 2019 2018 2019 2018 Investment income (Unaudited) (Unaudited) Interest income from investments $ 20,047 $ 17,615 $ 70,524 $ 62,610 Other income 1,218 184 2,863 2,038 Total investment and other income $ 21,265 $ 17,799 $ 73,387 $ 64,648 Operating expenses Base management fee $ 2,462 $ 1,725 $ 8,569 $ 6,868 Income incentive fee 1,363 2,557 8,117 8,747 Interest expense and amortization of fees 3,990 1,888 12,405 9,080 Administration agreement expenses 548 406 1,786 1,713 General and administrative expenses 1,800 992 4,257 3,251 Total operating expenses $ 10,163 $ 7,568 $ 35,134 $ 29,659 Net investment income $ 11,102 $ 10,231 $ 38,253 $ 34,989 Net realized and unrealized gains (losses) Net realized gains (losses) on investments $ 1,226 $ (17) $ (621) $ 1,668 Net change in unrealized gains (losses) on investments (6,688) (899) (5,874) (95) Net realized and unrealized gains (losses) $ (5,462) $ (916) $ (6,495) $ 1,573 Net increase (decrease) in net assets resulting from operations $ 5,640 $ 9,315 $ 31,758 $ 36,562 Basic and diluted net investment income per share $ 0.45 $ 0.41 $ 1.54 $ 1.71 Basic and diluted net increase (decrease) in net assets per share $ 0.23 $ 0.38 $ 1.28 $ 1.78 Basic and diluted weighted average shares of common stock outstanding 24,900 24,735 24,844 20,488 7

Weighted Average Portfolio Yield on Total Debt Investments For the Three Months Ended December 31, For the Year Ended December 31, 2019 2018 2019 2018 Weighted average portfolio yield on total debt investments 15.3% 18.0% 15.0% 17.1% Coupon income 9.8% 10.7% 10.1% 10.7% Net amortization and accretion of premiums and discounts 1.6% 0.9% 1.1% 1.0% Net accretion of end-of-term payments 1.6% 2.4% 1.9% 2.2% Impact of prepayments 2.3% 4.0% 1.9% 3.2% Weighted average portfolio yield on debt investments for periods shown are the annualized rate of the interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio at the beginning of each month in the period. The weighted average portfolio yields on debt investments reflected above do not represent actual investment returns to the Company’s stockholders. 8